                                                                 Exhibit 3.19(i)

                               State of Delaware

                       Office of the Secretary of State

                       --------------------------------

          I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "FABRENE CORP.", FILED IN THIS OFFICE ON THE TWENTY-SIXTH DAY OF JULY, A.D. 1989, AT 10 O'CLOCK A.M.







                                             -----------------------------------
                                             Edward J. Freel, Secretary of State

                                             Authentication:  8530369
                                                       Date:  06-25-97

                         CERTIFICATE OF INCORPORATION

                                      OF

                                 FABRENE CORP.


     1. Corporate Name. The name of the Corporation (hereinafter the "Corporation") is Fabrene Corp.

     2. Registered Office and Agent. The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801 and the name of the registered agent of the Corporation at such address is The Corporation Trust Company.

     3. Purposes. The name of the business to be conducted by the Corporation in the State of Delaware shall be to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

     4. Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, one dollar ($1.00) par value per share.

     5. Incorporator. The name and mailing address of the incorporator of the Corporation is Ellen L. Kaufman at Clark, Ladner, Fortenbaugh & Young, 1818 Market Street, 32nd Floor, Philadelphia, Pennsylvania 19103.

     6. Liability of Directors. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article VI shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     The undersigned, being the incorporator above named, for the purpose of forming a corporation under the laws of the State of Delaware, does make, file and record this Certificate and does hereby certify the facts stated herein are true; and the undersigned has hereunto accordingly set her hand.

                                            /s/ Ellen L. Kaufman
                                            -----------------------------------
Dated:  July 24, 1989                       Ellen L. Kaufman